Exhibit 99.1

CJ Warner, Former Renewable Energy Group President and CEO, Joins Bloom Board of Directors

Warner brings over 40 years experience in the global energy industry

SAN JOSE, Calif.—June 20, 2023—Bloom Energy (NYSE: BE) has appointed Cynthia “CJ” Warner to its Board of Directors. Warner was the President and CEO of Renewable Energy Group, a leading international producer of low carbon, bio-based diesel, from 2019 through 2022, growing the company’s market value approximately three-fold prior to its acquisition by Chevron.

Warner is a seasoned executive with experience in both traditional and renewable fuels. For more than 40 years, she has been driving growth and improvements to deliver energy ever more safely, reliably, and sustainably. Warner has held executive positions in operations, technology development, strategy, business development, and environment, health and safety. She has led operations globally for large refiners, including Andeavor and BP, as well as scale-up and development efforts in novel renewable energy technologies.

“My fellow Board members, the leadership team and I are thrilled to welcome CJ to our Board,” said KR Sridhar, Founder, Chairman and CEO of Bloom Energy. “She brings deep domain knowledge from her four decades of global experience at some of the biggest oil and gas companies. That experience coupled with her entrepreneurial successes, deep technical understanding of renewable fuels and energy transition position her to offer unique insights and perspectives to Bloom Energy and guide us in our journey to become the leader for decarbonized energy solutions.”

“Bloom Energy is one of the leading product innovators in the transition to clean energy and has just entered the net-zero fuels market with its record breaking electrolyzer product using the same technology with which it revolutionized the on-site, base-load electricity market,” says Warner. “At a time when the electricity and molecules market are converging and creating new opportunities, I am delighted to be joining the Board and look forward to working with them and KR to keep Bloom at the forefront of renewable fuels, hydrogen, and clean power.”

Warner currently serves on the Board of Directors for Chevron and is Lead Independent Director for Sempra Energy. She is also a member of the Columbia University Advisory Board for the Center for Global Energy Policy (CGEP), the National Petroleum Council, and the Vanderbilt University School of Engineering Academy of Distinguished Alumni.

Warner earned a Bachelor of Engineering degree in Chemical Engineering from Vanderbilt University and a Master of Business Administration degree from Illinois Institute of Technology. She currently resides in Iowa with her husband, where they are developing a portion of their property into a pollinator reserve.

About Bloom Energy

Bloom Energy empowers businesses and communities to responsibly take charge of their energy. The company’s leading solid oxide platform for distributed generation of electricity and hydrogen is changing the future of energy. Fortune 100 companies around the world turn to Bloom Energy as a trusted partner to deliver lower carbon energy today and a net-zero future. For more information, visit www.bloomenergy.com.

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